                                                                         EX 99.1


                                                             Contact: Brock Hill
                                                                  (626) 535-1932



                       COAST LITIGATION TRUST ANNOUNCES
                           FILING OF STATUS REPORTS
               AND POSSIBLE EFFECT OF RECENT RULING ON RECOVERY

          PASADENA, California, January 24, 2001 - The Coast Federal Litigation Contingent Payment Rights Trust (the "Trust") (NASDAQ:CCPRZ) announced today that, in connection with Coast Federal Bank, Federal Savings Bank ("Coast Federal") v. The United States (Civil Action No. 92-466C (the "Litigation") in the United States Court of Federal Claims (the "Claims Court")), on January 22, 2001, Coast Federal and the government filed status reports with Judge Hewitt of the Claims Court.

          Coast Federal's status report proposes that the focus of the parties and the Court for the next several weeks should be on Coast Federal's motion, filed on January 17, 2001, for interlocutory appeal of Judge Hewitt's December 28, 2000, order (the "Order") granting partial summary judgement to the government as to the duration of Coast Federal's capital credit. In the event that Judge Hewitt denies Coast Federal's motion for interlocutory appeal, Coast Federal's status report requests that Judge Hewitt establish a schedule pursuant to which the parties may revise their damages analyses to take account of the Order. The schedule suggested in Coast Federal's status report contemplates the filing of revised expert reports by Coast Federal's expert witnesses, the deposition of such experts regarding their revised reports by the government, the filing of revised reports by the government's expert witnesses and, finally, the deposition of the government's experts regarding their revised reports by Coast Federal. Coast Federal's status report suggests that the time period needed to complete the proposed schedule could be as much as approximately ten months from the date that Judge Hewitt adopts such a schedule, but the status report also contemplates the possibility that a shorter period may be feasible.

          The government argues in its status report that, in light of the Order, every element of damages asserted by Coast Federal in the reports of its expert witnesses is invalid and inadmissible and that the Claims Court should deny any motion by Coast Federal seeking leave to file revised expert witness reports. The government argues that a dismissal of the Litigation by the Claims Court is appropriate, after which Coast Federal can appeal such dismissal. The government's status report includes proposed schedules for the filing of briefs and reply briefs on Coast Federal's motion for interlocutory appeal, on the government's motion for reconsideration and clarification of the Order, filed on January 16, 2001, (if the Court should want a responsive brief) and on a motion which the government anticipates that Coast Federal may file for "leave to present new damage claims." The schedules proposed by the government contemplate that oral argument on all motions would occur on March 21, 2001.

          The Trust is unable to predict when Judge Hewitt will issue an order specifying how the Litigation is to proceed in response to the positions of the parties articulated in their respective status reports.

          As disclosed by the Trust in prior filings with the Securities and Exchange Commission, there can be no assurance that Coast Federal will obtain any monetary or other recovery in the Litigation. As discussed in such filings, no judge in any of the Winstar related cases which have gone to trial has made an award for lost profits damages, which is one of the primary theories of damages for which Coast Federal is currently seeking a recovery. Further, in only one of the seven cases in which a judgment has been entered after a trial on damages, Glendale Federal Bank v. United States, Claims Court Docket No. 90-772C (the "Glendale Case"), has an award been granted that is in excess of $40 million.

          If upheld on eventual appeal, Judge Hewitt's ruling in the Order that Coast Federal's capital credit did not constitute a permanent credit to its regulatory capital, as well as Judge Hewitt's determination that the capital credit is required to be amortized over 12.7 years rather than 25 years, significantly increases the possibility of a monetary recovery to Coast Federal which would be below an amount sufficient to provide a payment by the Trust to certificateholders. Judge Hewitt's ruling, if upheld on appeal, would also greatly reduce the damages amounts that Coast Federal will likely be able to seek in the Litigation as compared with the damages amounts set forth in Coast Federal's expert witness reports previously filed with the Claims Court.

          The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc. ("Coast Savings"), merged with and into H.F. Ahmanson & Co., holds Ahmanson's or its successor's commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in the Litigation. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson's commitment, were publicly issued by the Trust to the holders of Coast Savings' common stock immediately prior to the effectiveness of Coast Savings' merger with Ahmanson on February 13, 1998. The certificates trade on The NASDAQ National Market under the symbol CCPRZ.##